EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS THIRD QUARTER RESULTS

Bensalem, PA, December 2, 2009 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and nine month periods ended October 31, 2009.

Results for the quarter, compared to the same quarter of the prior year, include:

•
A net sales decrease of $92.8 million or 16.8%, reflecting a 13% decrease in comparable store sales, the impact of 115 net store closings, and a 6% increase in e-commerce sales.  Same store inventories decreased 17%;

•
Gross Profit was $236.8 million in the quarter, reflecting a decrease of $17.1 million, or 6.7%.  Gross margin rate improved 560 basis points to 51.5% of sales, somewhat offsetting the 16.8% sales decline;

•	Decreases in total operating expenses of $47.3 million, or 16%, excluding certain charges (refer to GAAP to non-GAAP reconciliation, below);

•	Loss from operations excluding certain charges improved by $30.3 million, or 72% (refer to GAAP to non-GAAP reconciliation, below);

•
Loss from continuing operations improved by $11.5 million, or 19%.  Loss from continuing operations was $48.4 million in the quarter, or $0.42 per diluted share, and included a $0.04 loss per diluted share related to the tax provision recorded during the quarter.  This compares to loss from continuing operations of $59.9 million, or $0.52 per diluted share, which included $0.10 earnings per diluted share related to the tax benefit recorded in the year ago period;

•	An increase in the Company’s overall cash position during the quarter ended October 31, 2009 of approximately $107.2 million to $224.3 million;

•	Total liquidity of $421 million, including $224 million in cash and $197 million of net availability on the Company’s undrawn committed line of credit;

•
The repurchase of $17.5 million face value of the Company’s 1.125% Convertible Notes due 2014 (the “Notes”) during the quarter and an additional $16.1 million face value of Notes subsequent to the end of the quarter.  Year to date, as of the end of November, the Company has repurchased Notes with an aggregate principal amount of $85.4 million for an aggregate purchase price of $50.6 million.

Commenting on the results for the quarter, Jim Fogarty, President and Chief Executive Officer of Charming Shoppes, Inc. said, “During the quarter, we closed on the sale of our private label credit operations, significantly bolstering our liquidity and leverage profile.  At the end of the quarter, liquidity totaled $421 million and our leverage reflected debt, net of cash, of $14 million.”

Fogarty continued, “We remain focused on our five key priorities: (1) Focus on the Customer; (2) Stabilize and Begin to Grow Profitable Revenue; (3) Increase EBITDA; (4) Increase Cash Flow, and; (5) Employee Empowerment with Accountability.

“In our ‘Grow Profitable Revenue’ pursuit, as we previously indicated, we came into the third quarter with much less seasonal carry-over inventory.  Throughout the quarter we avoided the impulse to solely drive sales and we remained focused on profitable revenue.  While our gross margin rate improved 560 basis points, our gross profit decreased 7% as rate improvement did not fully offset our sales declines.  Our expense management more than offset these gross profit declines and allowed us to make progress on our key financial priorities, enumerated above.

 “While pleased with forward momentum on our earning power, we fell short on our ‘Focus on the Customer’.  Our same store sales comp improved from -14% in the second quarter to -13% in the third quarter, and although we improved our quality of sale, we should have delivered more profitable revenue.  While we had relative strength in accessories and intimates, we did not provide our customer with a strong enough core tops and bottoms assortment.  In addition, in the context of substantial reductions in markdowns on our selling floor and the current difficult economic environment, we did not have a strong enough entry price assortment, nor did we plan strong enough product promotions.  Finally, our bottoms assortment did not have sufficient depth in sizing and alternative lengths.  We are listening more closely to our customer and are better aligning our assortments as we work into Spring 2010 and beyond.  Finally, similar to the beginning of the third quarter, we entered the fourth quarter with much less seasonal carry-over inventory than in the prior year.”

Third Quarter Consolidated Results

•
Net sales for the three months ended October 31, 2009 decreased $92.8 million or 16.8% to $460.2 million, compared to $553.1 million for the three months ended November 1, 2008.  The decrease in sales was primarily as a result of a comparable store sales decrease of 13% and the impact of 125 store closings and 10 store openings during the last four quarters.  E-commerce sales increased 6% to $21.7 million, compared to $20.5 million in the year ago period.  Comparable store sales declined 14%, 14% and 5% at the Company’s Lane Bryant, Fashion Bug and Catherines brands, respectively.

•
Gross Profit decreased $17.1 million, or 6.7% to $236.8 million in the third quarter, compared to $253.9 million in the same quarter last year, primarily related to lower sales volumes, partially offset by improvement in the gross margin rate.  The gross margin rate improved by 560 basis points to 51.5% for the quarter ended October 31, 2009, compared to 45.9% for the quarter ended November 1, 2008, as a result of lower inventories and reduced markdowns on seasonal merchandise.

•
Occupancy and Buying expense decreased $11.5 million, or 10.8% to $95.0 million in the third quarter, compared to $106.6 million in the same quarter last year, primarily related to the operation of fewer stores and rent reductions related to lease renegotiations.

•
Selling, general and administrative expense decreased $30.9 million, or 18.6% to $135.5 million in the third quarter, compared to $166.3 million in the same quarter last year, primarily related to expense reduction initiatives and the closing of under-performing stores.  SG&A expense as a percent of sales was 29.4%, a 70 basis point improvement compared to the year ago period.

•
Depreciation and Amortization expense decreased $4.9 million, or 21.1% to $18.3 million in the quarter, compared to $23.1 million in the same quarter last year, primarily related to operating fewer stores than in the year ago period.  D&A expense, as a percent of sales, was 4.0% and essentially flat year over year.

•
Restructuring charges of $14.7 million recorded during the quarter ended October 31, 2009 primarily include lease termination charges and accelerated depreciation on discontinued or divested catalog businesses.  $1.8 million of these charges were non-cash charges.  The quarter ended November 1, 2008 included charges of $20.2 million for the impairment of store assets and restructuring charges of $6.4 million related to previously announced consolidation and streamlining initiatives, of which $1.0 million were non-cash charges.

•
Loss from operations excluding certain charges improved by $30.3 million, or 72%.  Loss from operations was $11.9 million, excluding restructuring charges of $14.7 million and a one-time, non-recurring charge of $13.4 million on the sale of our proprietary credit card receivables program.  The prior year period loss from operations was $42.2 million, excluding impairment and restructuring charges of $26.6 million (refer to GAAP to non-GAAP reconciliation, below).

•
Loss from continuing operations improved by $11.5 million, or 19%.  On a non-GAAP basis, loss from continuing operations before income tax was $43.4 million, or $0.37 loss per diluted share, compared to loss from continuing operations before income tax of $71.7 million, or $0.62 loss per diluted share.  On a GAAP basis, loss from continuing operations was $48.4 million in the quarter, or $0.42 per diluted share, and included $0.04 loss per diluted share related to the tax provision recorded during the quarter.  This compares to loss from continuing operations of $59.9 million, or $0.52 per diluted share, which included $0.10 earnings per diluted share related to the tax benefit recorded in the year ago period (refer to GAAP to non-GAAP reconciliation, below).

Commenting on the quarter and the Company’s liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our cash position increased by $107.2 million during the quarter, primarily as a result of proceeds from the sale of the credit card receivables program, cash freed up that was previously set aside to satisfy regulatory requirements in the operation of the Company’s former credit card bank, and the receipt of a federal income tax refund received during the quarter, somewhat offset by seasonal working capital needs and repurchases of the Company’s Notes.

 “Including repurchases subsequent to the end of the quarter, our strong liquidity allowed us to opportunistically repurchase $33.6 million of principal amount of Notes at a 29% discount, for a cash purchase price of $24.0 million.  Year to date, as of the end of November, including those subsequent repurchases, we have reduced the principal amount of the Notes from an initial $275 million to $190 million.”

During the third quarter the Company decided to close the Petite Sophisticate Outlet stores and convert the majority of the space to Catherines outlet locations.  Five stores have already been converted, with an additional 28 stores to be converted to Catherines outlet locations by February 2010.

For the nine months ended October 31, 2009, loss from continuing operations improved by $16.4 million, or 25%.  On a non-GAAP basis, loss from continuing operations before income tax was $39.6 million, or $0.34 loss per diluted share, compared to loss from continuing operations before income tax of $81.7 million, or $0.71 loss per diluted share for the nine months ended November 1, 2008.  On a GAAP basis, loss from continuing operations was $49.9 million, or $0.43 per diluted share for the nine months ended October 31, 2009, and included $0.09 loss per diluted share related to the tax provision recorded during the nine months.  This compares to loss from continuing operations of $66.4 million, or $0.58 per diluted share, which included $0.13 earnings per diluted share related to the tax benefit recorded in the year ago period (refer to GAAP to non-GAAP reconciliation, below).

Sales results for the three month periods ended October 31, 2009 and November 1, 2008 were:

	Net Sales for the Three Months Ended 10/31/09 ($ millions)	Net Sales for the Three Months Ended 11/1/08 ($ millions)	Total Net Sales Change	Comparable Store Sales Change for the Three Months Ended 10/31/09
Lane Bryant Stores(1)	$218.0	$257.2	-15%	-14%
Fashion Bug Stores	155.0	191.1	-19%	-14%
Catherines Stores	71.3	74.2	-4%	-5%
Catalog Sales	9.4	21.3	-56%	NA
Other (2)	6.5	9.3	-30%	NA
Consolidated	$460.2	$553.1	-17%	-13%

Sales results for the nine month periods ended October 31, 2009 and November 1, 2008 were:

	Net Sales for the Nine Months Ended 10/31/09 ($ millions)	Net Sales for the Nine Months Ended 11/1/08 ($ millions)	Total Net Sales Change	Comparable Store Sales Change for the Nine Months Ended 10/31/09
Lane Bryant Stores(1)	$718.8	$839.6	-14%	-14%
Fashion Bug Stores	523.1	659.8	-21%	-15%
Catherines Stores	227.2	244.3	-7%	-7%
Catalog Sales	35.2	70.8	-50%	NA
Other (2)	21.3	28.5	-25%	NA
Consolidated	$1,525.6	$1,843.0	-17%	-14%

(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Retail and Outlet Stores, Corporate and Other.

Charming Shoppes, Inc. will host its third quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following the conference call on Wednesday, December 2, 2009.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At October 31, 2009, Charming Shoppes, Inc. operated 2,227 retail stores in 48 states under the names LANE BRYANT®, LANE BRYANT CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, and PETITE SOPHISTICATE OUTLET®.  The Company also operates the Figi's Gifts in Good Taste catalog, specializing in holiday fare, gift-giving convenience, and exclusive and personalized items.  During the nine months ended October 31, 2009 the Company opened 9, relocated 6, converted 5 and closed 83 retail stores.  The Company ended the period with 879 Lane Bryant and Lane Bryant Outlet stores, 848 Fashion Bug and Fashion Bug Plus stores, 463 Catherines stores, and 37 Petite Sophisticate Outlet stores, comprising approximately 14,604,000 square feet of leased space.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income / (Loss) from operations on a non-GAAP basis
For the Three and Nine Months Ended October 31, 2009 and November 1, 2008*

	3 Months Ended 10/31/09	3 Months Ended 11/1/08	9 Months Ended 10/31/09	9 Months Ended 11/1/08
	$ millions (pre-tax)	$ millions (pre-tax)	$ millions (pre-tax)	$ millions (pre-tax)
(Loss) from operations, on a GAAP basis	$(40.1)	$(68.8)	$(38.8)	$(70.2)
Impact of restructuring charges	14.7	6.4	31.2	24.9
Impact of impairment charges	-	20.2	-	20.2
Impact of one-time, non-recurring charge on sale of proprietary credit card program	13.4	-	13.4	-
Income / (Loss) from operations, excluding the above items, on a non-GAAP basis	$(11.9)	$(42.2)	$5.8	$(25.0)

Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
(Loss) from continuing operations, before income tax, on a non-GAAP basis
For the Three and Nine Months Ended October 31, 2009 and November 1, 2008*

	3 Months Ended 10/31/09		3 Months Ended 11/1/08		9 Months Ended 10/31/09		9 Months Ended 11/1/08
	$ millions	EPS	$ millions	EPS	$ millions	EPS	$ millions	EPS
(Loss) from continuing operations, on a GAAP basis	$(48.4)	$(0.42)	$(59.9)	$(0.52)	$(49.9)	$(0.43)	$(66.4)	$(0.58)
Impact of tax provision (benefit)	4.9	0.04	(11.9)	(0.10)	10.3	0.09	(15.3)	(0.13)
(Loss) from continuing operations, before income tax, on a non-GAAP basis	$(43.4)	$(0.37)	$(71.7)	$(0.62)	$(39.6)	$(0.34)	$(81.7)	$(0.71)

Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three and Nine Months Ended October 31, 2009 and November 1, 2008*

	3 Months Ended 10/31/09	3 Months Ended 11/1/08	9 Months Ended 10/31/09	9 Months Ended 11/1/08
	$ millions (pre-tax)	$ millions (pre-tax)	$ millions (pre-tax)	$ millions (pre-tax)
Total Operating Expenses	$276.9	$322.6	$827.1	$953.8
Restructuring charges	14.7	6.4	31.2	24.9
Impairment charges	-	20.2	-	20.2
One-time, non-recurring charge on sale of proprietary credit card program	13.4	-	13.4	-
Total Operating Expenses excluding the above items	$248.8	$296.0	$782.5	$908.6

Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude one-time charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our report on Form 8-K dated June 19, 2009, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

				3rd Quarter
		3rd Quarter		Ended
		Ended		Nov. 1,
	Percent	Oct. 31,	Percent	2008	Percent
(in thousands, except per share amounts)	Change	2009	of Sales (a)	(as adjusted)	of Sales (a)

Net sales	(16.8)	$460,237	100.0	$553,066	100.0

Cost of goods sold	(25.3)	223,421	48.5	299,196	54.1
Gross profit	(6.7)	236,816	51.5	253,870	45.9

Occupancy and buying	(10.8)	95,020	20.6	106,552	19.3
Selling, general, and administrative	(18.6)	135,479	29.4	166,338	30.1
Depreciation and amortization (b)	(21.1)	18,260	4.0	23,131	4.2
Sale of proprietary credit card receivables programs (c)	n/a	13,379	2.9	0	0.0
Impairment of store assets (d)	n/a	0	0.0	20,216	3.7
Restructuring charges (e)	130.7	14,746	3.2	6,391	1.2
Total operating expenses	(14.2)	276,884	60.2	322,628	58.3

Loss from operations	41.7	(40,068)	(8.7)	(68,758)	(12.4)

Other income, principally interest (f)	(89.4)	198	0.0	1,876	0.3
Gain on repurchase of debt	n/a	1,264	0.3	0	0.0
Non-cash interest expense (g)	(15.5)	(2,352)	(0.5)	(2,782)	(0.5)
Interest expense	18.8	(2,470)	(0.5)	(2,080)	(0.4)

Loss from continuing operations before income taxes	39.5	(43,428)	(9.4)	(71,744)	(13.0)
Income tax provision/(benefit) (h)	(141.6)	4,934	1.1	(11,858)	(2.1)

Loss from continuing operations	19.2	(48,362)	(10.5)	(59,886)	(10.8)

Loss from operations of discontinued component (including
increase to loss on disposal of $3,968), net of tax (i)	n/a	0	0.0	(23,875)	(4.3)

Net loss	42.3	$(48,362)	(10.5)	$(83,761)	(15.1)

Loss per share:
Basic:
Loss from continuing operations		$(0.42)		$(0.52)
Loss from discontinued operations, net of tax		0.00		(0.21)
Net loss		$(0.42)		$(0.73)
Weighted average shares outstanding		115,816		114,877

Diluted:
Loss from continuing operations		$(0.42)		$(0.52)
Loss from discontinued operations, net of tax		0.00		(0.21)
Net loss		$(0.42)		$(0.73)
Weighted average shares outstanding		115,816		114,877

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees included as a component of interest expense.

(c)	Primarily relates to contract termination and transaction related costs, and severance & retention costs as a result of the sale of our credit card receivables programs completed on October 30, 2009.

(d)	Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 (formerly known as SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets") in the 3rd Quarter of Fiscal 2008, we identified approximately 120 stores with asset carrying values in excess of such stores respective forecasted undiscounted cash flows. Accordingly, we incurred non-cash charges of $20.2 million to write down these stores to their respective fair values.

(e)	Fiscal 2009 costs primarily relate to lease termination charges and non-cash accelerated depreciation for the facilities and fixed assets retained from the sale of the non-core misses apparel catalog business that ceased operations in the 3rd Quarter of Fiscal 2009. Fiscal 2008 costs primarily represent severance for the shutdown of Lane Bryant Woman catalog, the elimination of corporate positions, lease termination charges, relocation charges and accelerated depreciation charges related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2007.

(f)	3rd Quarter of Fiscal 2008 included $1,392 of interest related to refunds from amended tax returns filed.

(g)	The Company adopted ASC 470-20 (formerly known as FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)") on February 1, 2009, which required retrospective application. Accordingly, the Company's operating results since the issuance of the Senior Convertible Notes in Fiscal 2007 and future operating results until maturity will reflect additional non-cash interest expense.

(h)	As part of our quarterly closing and reporting process we evaluated our deferred income taxes and determined that based on our cumulative three years of losses and other available evidence, a tax valuation allowance against our existing deferred tax assets was required. Accordingly, the tax benefit for the 3rd Quarter of Fiscal 2008 is net of a valuation allowance of $17,922 and $18,304 for continuing operations and discontinued operations, respectively.

(i)	Loss from operations of discontinued component for the 3rd Quarter of Fiscal 2008 represents the results of operations and an increase to the loss on disposal as a result of the closing of the sale of the non-core misses apparel catalog businesses on September 18, 2008, net of the reversal of $12,698 of previously recognized tax benefit for the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC.
(Unaudited)

				Nine Months
		Nine Months		Ended
		Ended		Nov. 1,
	Percent	Oct. 31,	Percent	2008	Percent
(in thousands, except per share amounts)	Change	2009	of Sales (a)	(as adjusted)	of Sales (a)

Net sales	(17.2)	$1,525,590	100.0	$1,843,028	100.0

Cost of goods sold	(23.1)	737,340	48.3	959,409	52.1
Gross profit	(10.8)	788,250	51.7	883,619	47.9

Occupancy and buying	(6.7)	297,660	19.5	318,900	17.3
Selling, general, and administrative	(17.4)	427,260	28.0	517,119	28.1
Depreciation and amortization (b)	(20.8)	57,534	3.8	72,630	3.9
Sale of proprietary credit card receivables programs (c)	n/a	13,379	0.9	0	0.0
Impairment of store assets (d)	n/a	0	0.0	20,216	1.1
Restructuring charges (e)	25.1	31,219	2.0	24,947	1.4
Total operating expenses	(13.3)	827,052	54.2	953,812	51.8

Loss from operations	44.7	(38,802)	(2.5)	(70,193)	(3.8)

Other income, principally interest (f)	(78.7)	679	0.0	3,183	0.2
Gain on repurchase of debt	n/a	12,828	0.8	0	0.0
Non-cash interest expense (g)	(5.0)	(7,786)	(0.5)	(8,199)	(0.4)
Interest expense	1.2	(6,541)	(0.4)	(6,466)	(0.4)

Loss from continuing operations before income taxes	51.5	(39,622)	(2.6)	(81,675)	(4.4)
Income tax provision/(benefit) (h)	(167.4)	10,318	0.7	(15,317)	(0.8)

Loss from continuing operations	24.7	(49,940)	(3.3)	(66,358)	(3.6)

Loss from operations of discontinued component (including loss
on disposal of $46,736), net of tax (i)	n/a	0	0.0	(74,922)	(4.1)

Net loss	64.7	$(49,940)	(3.3)	$(141,280)	(7.7)

Loss per share:
Basic:
Loss from continuing operations		$(0.43)		$(0.58)
Loss from discontinued operations, net of tax		0.00		(0.65)
Net loss (a)		$(0.43)		$(1.23)
Weighted average shares outstanding		115,536		114,602

Diluted:
Loss from continuing operations		$(0.43)		$(0.58)
Loss from discontinued operations, net of tax		0.00		(0.65)
Net loss (a)		$(0.43)		$(1.23)
Weighted average shares outstanding		115,536		114,602

(a)	Results may not add due to rounding.

(b)	Excludes amortization of deferred financing fees included as a component of interest expense.

(c)	Primarily relates to contract termination and transaction related costs, and severance & retention costs as a result of the sale of our credit card receivables programs completed on October 30, 2009.

(d)	Based on our assessments of the carrying value of long-lived assets conducted in accordance with ASC 360-10 (formerly known as SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets") in the 3rd Quarter of Fiscal 2008, we identified approximately 120 stores with asset carrying values in excess of such stores respective forecasted undiscounted cash flows. Accordingly, we incurred non-cash charges of $20.2 million to write down these stores to their respective fair values.

(e)	Fiscal 2009 costs primarily include lease termination charges and non-cash accelerated depreciation for the facilities and fixed assets retained from the sale of the non-core misses apparel catalog business that ceased operations in the 3rd Quarter of Fiscal 2009 and other costs related to our multi-year transformational initiatives. Fiscal 2008 costs primarily represent lease termination charges, severance for our former CEO, severance for the shutdown of Lane Bryant Woman catalog and the elimination of corporate positions, relocation charges and accelerated depreciation related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2007.

(f)	Nine Months ended November 1, 2008 included $1,392 of interest related to refunds from amended tax returns filed.

(g)	The Company adopted ASC 470-20 (formerly known as FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)") on February 1, 2009, which required retrospective application. Accordingly, the Company's operating results since the issuance of the Senior Convertible Notes in Fiscal 2007 and future operating results until maturity will reflect additional non-cash interest expense.

(h)	As part of our quarterly closing and reporting process we evaluated our deferred income taxes and determined that based on our cumulative three years of losses and other available evidence, a tax valuation allowance against our existing deferred tax assets was required. Accordingly, the tax benefit for the Nine Months ended November 1, 2008 is net of a valuation allowance of $17,922 and $18,304 for continuing operations and discontinued operations, respectively.

(i)	Loss from operations of discontinued component for the Nine Months ended Nov. 1, 2008 represents the results of operations and an increase to the loss on disposal as a result of the closing of the sale of the non-core misses apparel catalog businesses on September 18, 2008, net of the reversal of $24,004 of previously recognized tax benefit for the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	October 31,	January 31,
(In thousands, except share amounts)	2009	2009
		(As Adjusted)

ASSETS
Current assets
Cash and cash equivalents	$223,944	$93,759
Available-for-sale securities	400	6,398
Accounts receivable, net of allowances of $2,017 and $6,018	4,100	33,300
Investment in asset-backed securities	0	94,453
Merchandise inventories	334,462	268,142
Deferred taxes	3,439	3,439
Prepayments and other	131,166	155,430
Total current assets	697,511	654,921

Property, equipment, and leasehold improvements – at cost	1,067,100	1,076,972
Less accumulated depreciation and amortization	734,768	693,796
Net property, equipment, and leasehold improvements	332,332	383,176

Trademarks and other intangible assets	187,132	187,365
Goodwill	23,436	23,436
Other assets	25,497	28,243
Total assets	$1,265,908	$1,277,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$163,142	$99,520
Accrued expenses	184,344	166,631
Current portion – long-term debt	6,470	6,746
Total current liabilities	353,956	272,897

Deferred taxes	48,730	46,197
Other non-current liabilities	188,979	188,470
Long-term debt, net of debt discount of $47,962 and $72,913	183,630	232,722

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 154,098,888 shares and 153,482,368 shares	15,410	15,348
Additional paid-in capital	502,339	498,551
Treasury stock at cost – 38,514,410 shares and 38,482,213 shares	(347,877)	(347,730)
Accumulated other comprehensive income	0	5
Retained earnings	320,741	370,681
Total stockholders’ equity	490,613	536,855
Total liabilities and stockholders’ equity	$1,265,908	$1,277,141

Amounts are preliminary and subject to reclassifications and adjustments

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	October 31,	November 1,
(In thousands)	2009	2008
		(As Adjusted)

Operating activities
Net loss	$(49,940)	$(141,280)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	58,908	73,498
Stock-based compensation	4,301	4,708
Sale of proprietary credit card receivables programs	13,379	0
Net loss/(gain) from disposition of capital assets	182	(722)
Net loss/(gain) from securitization activities	(2,465)	531
Accretion of discount on 1.125% Senior Convertible Notes	7,786	8,199
Loss on disposition of discontinued operations	0	46,736
Impairment of store assets	0	20,216
Deferred income taxes	2,536	11,025
Gain on repurchases of 1.125% Senior Convertible Notes	(12,828)	0
Write-down of deferred taxes related to stock-based compensation	0	(1,352)
Write-down of capital assets	8,935	2,456
Changes in operating assets and liabilities
Accounts receivable, net	29,200	29,058
Merchandise inventories	(66,320)	(65,430)
Accounts payable	63,622	51,768
Prepayments and other	(13,369)	(11,322)
Accrued expenses and other	5,395	(8,971)
Proceeds from sale of retained interests in proprietary credit card receivables	85,050	0
Net cash provided by operating activities	134,372	19,118

Investing activities
Investment in capital assets	(16,313)	(49,498)
Proceeds from sale of certificates related to proprietary credit card receivables	51,250	0
Proceeds from sales of capital assets	1,719	4,813
Net proceeds from sale of discontinued operations	0	34,440
Gross purchases of securities	(2,448)	(3,935)
Proceeds from sales of securities	8,588	11,651
Decrease in other assets	4,357	6,635
Net cash provided by investing activities	47,153	4,106

Financing activities
Proceeds from long-term borrowings	0	108
Repayments of long-term borrowings	(5,076)	(6,813)
Repurchases of 1.125% Senior Convertible Notes	(39,323)	0
Net payments for settlements of hedges on convertible notes	(31)	0
Payments of deferred financing costs	(7,308)	(47)
Purchases of treasury stock	0	(10,969)
Net proceeds from shares issued under employee stock plans	398	484
Net cash used by financing activities	(51,340)	(17,237)

Increase in cash and cash equivalents	130,185	5,987
Cash and cash equivalents, beginning of period	93,759	61,842
Cash and cash equivalents, end of period	$223,944	$67,829

Non-cash financing and investing activities
Assets acquired through capital leases	$0	$5,959

Amounts are preliminary and subject to reclassifications and adjustments